UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2015

SONOCO PRODUCTS COMPANY

Commission File No. 001-11261

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information
Item 2.02    Results of Operations and Financial Condition.

On July 16, 2015, Sonoco Products Company issued a news release reporting the preliminary financial results of the Company for the quarter ended June 28, 2015, and a correction to prior periods' results due to an ongoing review of a contract packaging center in Mexico. A copy of that release is attached as an exhibit hereto.

Section 5 - Corporate Governance and Management
Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On July 14, 2015, the Board of Directors adopted an amendment to Article III, Section 6 of the Bylaws to allow for an increase in the mandatory retirement age of directors in extraordinary circumstances. The amendment reads as follows:

6.    RETIREMENT OF DIRECTORS shall be automatic upon each reaching the age of seventy-two (72); provided, however, if the Corporate Governance and Nominating Committee determines, in its sole discretion, that a director has special attributes that make him or her particularly valuable to the corporation such that his or her continued service on the Board of Directors would be in the best interests of the corporation, and the Committee recommends to the Board of Directors that such director be asked to continue his or her service beyond the mandatory retirement date, and if at least a majority of the directors, not including such director, approve the recommendation, such director’s service may continue, but, in no event, shall any director serve beyond the age of 75. Such “special attributes” may include, among others, business experience or background, relationships with the corporation’s suppliers or customers, knowledge of the corporation’s business and markets, professional qualifications, financial acumen, understanding of relevant technologies, decision-making skills, and diversity. A special meeting of the Board of Directors may be called to fill any vacancy created by a director’s retirement as a result of reaching the mandatory retirement age.

This provision previously read as follows:

6.    RETIREMENT OF DIRECTORS shall be automatic upon each reaching the age of seventy-two (72), and a special meeting of the Board of Directors may be called to fill the vacancy thus created by the retirement.

Section 9 - Financial Statements and Exhibits
Item 9.01    Financial Statements and Exhibits.

(d)    Exhibit 99 - Registrant’s Release of Preliminary 2015 Second Quarter Earnings

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: July 16, 2015	By:	/s/ Barry L. Saunders
Barry L. Saunders
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

99	Registrant’s Release of Preliminary 2015 Second Quarter Earnings